CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-148826 on Form N-1A of our report dated April 29, 2008, relating to the statement of assets and liabilities of Cohen & Steers Global Realty Majors ETF, which is part of ALPS ETF Trust, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

April 29, 2008